Exhibit 10.2

FIRST AMENDMENT TO TERM LOAN AGREEMENT

FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of July 27, 2011 by and among HIGHWOODS PROPERTIES, INC., HIGHWOODS SERVICES, INC. and HIGHWOODS REALTY LIMITED PARTNERSHIP (each, a “Borrower,” together, the “Borrowers”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, (the “Administrative Agent”).

WHEREAS, the Borrowers, the Lenders, the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement dated as of February 2, 2011 (as in effect immediately prior to the date hereof, the “Term Loan Agreement”);

WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to amend certain provisions of the Term Loan Agreement on the terms and conditions contained herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Specific Amendments to Term Loan Agreement.  The parties hereto agree that the Term Loan Agreement is amended as follows:

(a) The Term Loan Agreement is amended by restating the definitions of “Capitalization Rate”, “Change in Law”, “Credit Rating”, “Defaulting Lender”, “Eligible Assignee”, “ERISA Event”, “Existing Credit Agreement”, “Guaranty”, “Interest Expense”, “Non-Guarantor Subsidiaries”, “Pre-Leased Development Properties”, “Required Lenders” and clause (c) of the definition of “Value”, in each case in to Section 1.01 thereof:

“Capitalization Rate” means eight percent (8.00%); provided, however, that (a) the Capitalization Rate (both generally and for the CC Plaza Project) shall be reviewed annually and shall be subject to an annual adjustment of not more than one quarter of one percent (0.25%) by the Supermajority Lenders in their sole discretion based upon market conditions for comparable property types and (b) no adjustment pursuant to the foregoing clause (a) shall occur until on or after the date occurring one (1) year following the Closing Date and, following any such adjustment, no further adjustment to the Capitalization Rate shall occur until the passage of one (1) year following such adjustment; provided, that to the extent any adjustment in the Capitalization Rate is the cause of a Default hereunder (and such Default would not have occurred without such adjustment), the Borrowers shall have the cure period referenced in Section 8.01(b) in which to remedy such default prior to such Default being considered an Event of Default.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Credit Rating” means, with respect to Highwoods Properties, the higher of the publicly announced ratings from Moody’s and S&P or one of their respective successors or assigns for the unsecured long term debt rating of Highwoods Properties.

“Defaulting Lender” means any Lender that: (a) has notified any Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations hereunder, unless such notice has been withdrawn and the effect of such notice has been cured; (b) has failed to pay to the Administrative Agent or any other Lender any other amount (other than a de minimus amount) required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured; or (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and Section 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any of the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e)  an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections  430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any of the Borrowers or any ERISA Affiliate.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of July 27, 2011 by and among the Borrowers, the lenders referenced therein, Bank of America, N.A., as administrative agent and the other parties thereto, as the same may have been further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof and as in effect immediately prior to the effectiveness hereof.

“Guaranty” means the Guaranty dated as of the date hereof made by each of the Domestic Subsidiaries of the Principal Borrower existing as of the date hereof (except the Non-Guarantor Subsidiaries) in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time and as joined from time to time by such Persons that either (a) become, following the date hereof, a Domestic Subsidiary of the Principal Borrower that is not a Non-Guarantor Subsidiary or (b) cease to qualify as a Non-Guarantor Subsidiary following the date hereof.

“Interest Expense” means, for any period, (a) all interest expense (including, without limitation, the interest component under capital leases and with respect to Off-Balance Sheet Liabilities) of the Consolidated Parties for such period, as determined in accordance with GAAP, plus (b) all interest expense (including the interest component under capital leases and with respect to Off-Balance Sheet Liabilities), as determined in accordance with GAAP, of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate

Interest in each such entity; provided, that the Facility Fees paid by the Borrowers during any such period shall constitute a portion of the “Interest Expense” for purposes of this definition; provided, further, that any amount of capitalized or accrued interest on the Indebtedness of any Consolidated Party shall be included in the calculation of “Interest Expense,” whether or not such amounts constitute interest expense as determined in accordance with GAAP, but except to the extent such expenses are addressed in a related construction budget or the Borrowers maintain, as of a given calculation date, availability under this Agreement equal to or in excess of 25% of the Aggregate Commitments.

“Non-Guarantor Subsidiaries” means, as of any date of determination, a collective reference to:

(a)           those entities specified as “Non-Guarantor Subsidiaries” in the schedules to the Loan Documents;

(b)           any Subsidiary of any Loan Party (i) formed for or converted to (in accordance with the terms and conditions set forth herein) the specific purpose of holding title to assets which are collateral for Indebtedness owing by such Subsidiary and (ii) which is (or, immediately following its release as a Loan Party hereunder, shall be) expressly prohibited in writing from guaranteeing Indebtedness of any other Person pursuant to (A) a provision in any document, instrument or agreement evidencing such Indebtedness of such Subsidiary or (B) a provision of such Subsidiary's Organizational Documents, in each case, which provision was included in such Organizational Document or such other document, instrument or agreement as an express condition to the extension of such Indebtedness required by the third party creditor providing the subject financing; provided, that a Subsidiary meeting the above requirements shall only remain a “Non-Guarantor Subsidiary” for so long as (1) each of the above requirements are satisfied, (2) such Subsidiary does not guarantee any other Indebtedness and (3) the Indebtedness with respect to which the restrictions noted in clause (ii) are imposed remains outstanding;

(c)           any Subsidiary of any Loan Party (i) which becomes a Subsidiary of such Loan Party following the Closing Date, (ii) which is not a wholly-owned Subsidiary of such Loan Party, and (iii) with respect to which such Loan Party does not have sufficient voting power (and is unable, after good faith efforts to do so, to cause any necessary non-Loan Party equity holders to agree) to cause such Subsidiary to execute the Guaranty pursuant to the terms of the Loan Documents or, notwithstanding such voting power, the interests of such non-Loan Party holders have material economic value in the reasonable judgment of the Principal Borrower that would be impaired by the execution of the Guaranty; and

(d)           any other Subsidiary of a Loan Party to the extent (i) such Subsidiary holds no assets; or (ii) (A) such Subsidiary holds Total Asset Value with a value of less than $500,000 and (B) the sum of the values of the Total Asset Value held by the Subsidiaries already qualifying as Non-Guarantor Subsidiaries pursuant to subclause (d)(ii)(A) above plus the value of the Total Asset Value held by the applicable Subsidiary is less than $5,000,000; and

“Non-Guarantor Subsidiary” means any one of such entities.

 “Pre-Leased Development Properties” means a collective reference to all Properties Under Development that are, prior to the issuance of any certificate of occupancy (temporary or otherwise) related to the applicable improvements, at least 50% (or, for purposes of the applicable calculations set forth in Section 7.08.(g) only, 75%) pre-leased to third parties that are not affiliated with the Borrowers or any Subject Party pursuant to valid and binding lease agreements under which (a) commencement of rental payment obligations are contingent only upon completion of the applicable improvements and other standard conditions; (b) the applicable lessee is not the subject of any then-continuing bankruptcy or insolvency proceedings; and (c) no defaults or events of default are, to the knowledge of the Borrowers, then-continuing.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate at least fifty-one percent (51%) of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Value”…

(c)           with respect to any other Non-Income Producing Property (including, without limitation, Properties qualifying as Acquired Properties, Speculative Land and Properties Under Development) or other assets held by any Person which do not qualify as Income Producing Properties:

(i)           for all calculations other than those related to Unencumbered Asset Value, the undepreciated book value of such Property or assets (as determined in accordance with GAAP);

(ii)           for all calculations related to Unencumbered Asset Value (other than with respect to Acquired Properties), the Annualized Adjusted NOI allocable to such Property, divided by the Capitalization Rate; and

(iii)           for Unencumbered Asset Value, the undepreciated book value of Acquired Properties;

provided, in each case, that to the extent that any such Non-Income Producing Properties are owned by an Unconsolidated Affiliate, such value shall be multiplied by the applicable Unconsolidated Affiliate Interest with respect thereto.

(b) The Term Loan Agreement is amended by adding  the following definitions to Section 1.01 thereof in the appropriate alphabetical locations:

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

(c) The Term Loan Agreement is amended by deleting the definitions of “Third Debt Rating”, “Third Rating Agency” and “Unfunded Pension Liability” in their entireties from Section 1.01.

(d) The Term Loan Agreement is amended by adding the following sentence to the end of Section 1.03(a):

Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their respective Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(e) The Term Loan Agreement is amended  by deleting Section 2.09(b)(i) in its entirety and substituting in its place the following:

(b)           (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of the Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of the Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) The Term Loan Agreement is amended by deleting Section 2.14 in its entirety and substituting in its place the following:

2.14           Defaulting Lenders.

 (a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Defaulting Lender Cure.  If the Principal Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will take such other actions as the Administrative Agent may determine to be necessary, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) The Term Loan Agreement is amended by deleting Section 3.02 in its entirety and substituting in its place the following:

3.02           Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts in good faith the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts in good faith the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(h) The Term Loan Agreement is amended by deleting Section 3.03 in its entirety and substituting in its place the following:

3.03           Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for the Borrowing of, or conversion to, Base Rate Loans in the amount specified therein.

(i) The Term Loan Agreement is amended by deleting Section 5.12(c) in its entirety and substituting in its place the following:

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(j) The Term Loan Agreement is amended by deleting Section 6.12(a) in its entirety and substituting in its place the following:

(a)           If any Person (other than a Non-Guarantor Subsidiary) becomes a Subsidiary of the Principal Borrower or upon the formation of any Preferred Stock Subsidiary or if at any time any Non-Guarantor Subsidiary qualifying as such as a result of clauses (a), (b) or (c) of the definition thereof could become a Loan Party without violating the terms of any material contract, agreement or document to which it is a party, the Principal Borrower shall (i) if such Person is a Domestic Subsidiary of the Principal Borrower or a Preferred Stock Subsidiary, cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) provide the Administrative Agent with notice thereof on a quarterly basis by delivering a Quarterly Stock Repurchase/Joinder Statement and other documentation as required in Section 6.12(b)(iii), and (iii) cause such Person to deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, that to the extent such Person holds (whether upon delivery of the items required above or at any time after the delivery of the items required above) assets with a fair market value in excess of $5,000,000 or to the extent requested by Administrative Agent, the Borrowers shall cause to be delivered to the Administrative Agent favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)).  If a Non-Guarantor Subsidiary executes and delivers the Guaranty it shall no longer be deemed a Non-Guarantor Subsidiary under this Credit Agreement.

(k) The Term Loan Agreement is amended by deleting Section 7.08(b) in its entirety and substituting in its place the following:

(b)           Permit, at any time during the term hereof, the ratio of Unencumbered Asset Value to Recourse Debt to be less than 1.67x.

(l) The Term Loan Agreement is amended by deleting the first sentence of Section 9.09 in its entirety and substituting in its place the following:

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(m) The Term Loan Agreement is amended by deleting the last sentence in Section 10.01 in its entirety and substituting in its place the following:

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(n) The Term Loan Agreement is amended by adding the following paragraph after the last sentence in Section 10.03:

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(o) The Term Loan Agreement is amended by deleting Sections 10.06(a) through (d) in their entireties and substituting in its place the following:

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section,

(iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans; provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Principal Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans;

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Principal Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Principal Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5)  Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Principal Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Principal Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(p) The Term Loan Agreement is amended by deleting Section 10.08 in its entirety and substituting in its place the following:

10.08           Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(q) The Term Loan Agreement is amended by deleting the introductory paragraph to Section 10.13 in its entirety and substituting in its place the following:

If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Administrative Agent and Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or if any Lender is an Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(r) The Term Loan Agreement is amended by deleting Section 10.16 in its entirety and substituting in its place the following:

10.16           No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledges their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted with its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(s) The Term Loan Agreement is amended by adding immediately after the last sentence in Section 10.17 the following:

The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 2.  Conditions Precedent.  The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)           A counterpart of this Amendment duly executed by each of the Borrowers, each of the Guarantors and each of the Lenders;

(b)           An Acknowledgement substantially in the form of Exhibit A attached hereto, executed by each Guarantor; and

(c)           A certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party;

(d)           A certificate of the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party certifying that there has been no change to (i) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument of such Loan Party, in each case since the Closing Date; and

(e)           Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3.  Representations.  Each of the Borrowers represent and warrant to the Administrative Agent and the Lenders that:

(a)           Authorization.  The Borrowers have the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms.  This Amendment has been duly executed and delivered by a duly authorized officer of the Borrowers and each of this Amendment and the Term Loan Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)           Compliance with Laws, etc.  The execution and delivery by the Borrowers of this Amendment and the performance by the Borrowers of this Amendment and the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or violate any Applicable Laws relating to the Borrower; (ii) conflict with, result in a breach of or constitute a default under the Borrower’s articles of incorporation or by-laws or any indenture, agreement or other instrument to which the Borrowers are a party or by which the Borrowers or any of their respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrowers other than Permitted Liens. The Borrowers and each of the Borrowers’ Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)           No Default.  No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 4.  Reaffirmation of Representations by each of the Borrowers.  Each Borrower hereby repeats and reaffirms all representations and warranties made by such Borrower to the Administrative Agent and the Lenders in the Term Loan Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5.  Certain References.  Each reference to the Term Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Term Loan Agreement as amended by this Amendment.

Section 6.  Obligations.  Each Borrower confirms that all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under the Loan Documents after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, are “Obligations” under and as defined in the Term Loan Agreement; provided, however, that obligations in respect of any Swap Contract between any Loan Party and any Lender or any Affiliate of a Lender are not “Obligations” as defined in the Term Loan Agreement.

Section 7.  Costs and Expenses. The Borrowers shall reimburse the Administrative Agent upon demand for all costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8.  Benefits.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10.  Effect.  Except as expressly herein amended, the terms and conditions of the Term Loan Agreement and the other Loan Documents remain in full force and effect.  The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 11.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12.  Definitions.  All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Term Loan Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Term Loan Agreement to be executed as of the date first above written.

THE BORROWERS:
HIGHWOODS REALTY LIMITED PARTNERSHIP By: Highwoods Properties, Inc.
HIGHWOODS PROPERTIES, INC.
HIGHWOODS SERVICES, INC.
By:/s/ Jeffrey D. Miller Name: Jeffrey D. Miller Title: Vice President, General Counsel and Secretary

[Signature Page to First Amendment to Term Loan Agreement
with Highwoods Properties, Inc., et. al]

THE ADMINISTRATIVE AGENT AND THE LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent and individually in its capacity as a Lender
By:/s/ Authorized Signatory Name: Title: